FORM 8-K

                        CURRENT REPORT
            PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934


                         July 23, 1998
       Date of Report (Date of earliest event reported)

                Commission File Number 2-59958


                        GOLD KIST INC.
    (Exact Name of Registrant as Specified in its Charter)


    GEORGIA             244 Perimeter               58-
(Jurisdiction of       Center Parkway,            0255560
Incorporation or             N.E.             (I.R.S. Employer
 Organization)         Atlanta, Georgia        Identification
                            30346                   No.)
                         (Address of
                          Principal
                          Executive
                           Offices)

Registrant's telephone number, including area code:  (770) 393-
5000


Item 5.   Other Events

Gold Kist Inc. ("Company") and Southern States Cooperative, Incorporated ("Southern States") have entered into an Asset Purchase Agreement (the "Agreement"), dated as of July 23,
1998, pursuant to which the Company has agreed to sell and assign, and Southern States has agreed to purchase and assume, the assets and certain of the obligations of the Company's agricultural inputs business. The affected assets include substantially all of the assets of the Company's Agri-Services segment, as well as certain crop notes receivable of AgraTrade Financing, Inc., the Company's wholly-owned finance subsidiary. The Agri-Services segment purchases, manufactures and processes fertilizers, agricultural chemicals, seeds, pet foods, feed and animal health products and other farm supply items for distribution and sale at wholesale and retail. Additionally, the segment serves as a contract procurement agent for and storer of farm commodities such as soybeans, grain and peanuts and is engaged in cotton processing and storage. The Company's poultry, pork, aquaculture, seed marketing, cotton marketing and other operations and businesses are not affected by this transaction. The consideration to be paid the Company in connection with the sale shall be an amount equal to $41.4 million plus the net current asset value as of the closing date less the remaining obligations under an industrial development bond and lease obligation as of the closing date. Unless Southern States otherwise agrees, the final purchase price shall not exceed $251.4 million. Subject to the satisfaction of certain conditions to closing, the consummation of the transaction shall take place on October 12, 1998, or such other date as the Company and Southern States may agree.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10(k) hereto and is incorporated by reference herein.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

              Exhibit 10(k) Asset Purchase Agreement dated as of July 23, 1998 between Southern States Cooperative, Incorporated and Gold Kist Inc. (exhibits and schedules omitted).

                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   GOLD KIST INC.

                              By: /s/ Peter J. Gibbons
                                   Peter J. Gibbons
                                   Vice President,
                                   Finance

Date:  August 4, 1998

                         EXHIBIT INDEX

Exhibit 10(k)   Asset Purchase Agreement dated as of
                    July 23, 1998 between Southern States
                    Cooperative, Incorporated and Gold
                    Kist Inc. (exhibits and schedules
                    omitted).